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                                                                   Sub-Item 77I

                      TERMS OF NEW OR AMENDED SECURITIES

          INVESCO VAN KAMPEN CALIFORNIA VALUE MUNICIPAL INCOME TRUST
                                AMENDMENT NO. 1
                                      TO
                         THE STATEMENT OF PREFERENCES
                                      OF
           VARIABLE RATE MUNI TERM PREFERRED SHARES ("VMTP SHARES")
                             DATED AUGUST 27, 2012
                               (THE "STATEMENT")

       WHEREAS, pursuant to authority expressly vested in the Board of Trustees (as defined in the Statement) of Invesco Van Kampen California Value Municipal Income Trust (the "Fund") by Article II of the Declaration of Trust (as defined in the Statement), the Board of Trustees of the Fund had previously approved the issuance of 1,160 Series 2015/6-VCV VMTP Shares of the Fund; and

       WHEREAS the Board of Trustees has determined that it is in the best interest of the Fund to issue an additional 723 Series 2015/6-VCV VMTP Shares in connection with the reorganization of the Fund with Invesco New York Quality Municipal Securities, effective on August 27, 2012, and has approved the issuance of such VMTP Shares.

       NOW THEREFORE, the undersigned officer of the Fund hereby certifies as follows:

       1. The Board of Trustees of the Fund has adopted resolutions to amend the Statement as follows:

       "Designation" in the Statement is hereby deleted in its entirety and replaced with the following:

                                  DESIGNATION

         Series 2015/6-VCV: A series of 1,883 preferred shares of beneficial interest of the Trust, liquidation preference $100,000 per share, is hereby authorized and designated "Series 2015/6-VCV VMTP Shares". Each Series 2015/6-VCV VMTP Share shall be issued on a date determined by the Board of Trustees of the Trust or pursuant to their delegated authority; have an Applicable Rate for the Initial Rate Period equal to the sum of 1.05% per annum plus the Securities Industry and Financial Markets Association ("SIFMA") Municipal Swap Index, published at approximately 3:00 p.m., New York City time, on Wednesday, August 22, 2012; have an initial Dividend Payment Date of September 3, 2012; and have such other preferences, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, including as are required by Applicable Law, that are

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       expressly set forth in this Statement of Preferences and the Declaration of Trust. The Series 2015/6-VCV VMTP Shares shall constitute a separate series of preferred shares of beneficial interest of the Trust and each Series 2015/6-VCV VMTP Share shall be identical to each other Series 2015/6-VCV VMTP Share. Except as otherwise provided with respect to any additional Series of VMTP Shares, the terms and conditions of this Statement of Preferences apply to each Series of VMTP Shares.

       Section 1(a) of the Statement is hereby deleted in its entirety and replaced with the following:

       (a) Authorized Shares. The initial number of authorized VMTP Shares is 1,883.

       2. Except as amended hereby, the Statement remains in full force and effect.

       3. An original copy of this amendment shall be lodged with the records of the Fund and filed in such places as the Board of Trustees deem appropriate.

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Dated this 27th day of August 2012.

                                             INVESCO VAN KAMPEN CALIFORNIA
                                             VALUE MUNICIPAL INCOME TRUST

                                             By:  /s/ John M. Zerr
                                                  ------------------------------
                                                  Name: John M. Zerr
                                                  Title: Senior Vice President

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